Exhibit 99.1
For More Information Contact:
Pain Therapeutics, Inc.
Christi Waarich
Senior Manager of Investor Relations
650-645-1924

King Pharmaceuticals, Inc.
James E. Green	David E. Robinson
Executive Vice President, Corporate Affairs	Senior Director, Corporate Affairs
423-989-8125	423-989-7045
FOR IMMEDIATE RELEASE
Remoxy™ Meets Primary Endpoint in Pivotal Phase III Study
- Pain Therapeutics Expected to File NDA Q2 2008 -
SAN MATEO, Calif. and BRISTOL, Tenn. — December 6, 2007 — Pain Therapeutics, Inc. (NASDAQ: PTIE) and King Pharmaceuticals, Inc. (NYSE: KG) are pleased to announce positive results of a Phase III study of Remoxy in patients with chronic pain. Over 400 patients with osteoarthritis participated in this pivotal study. The study met the primary endpoint (p<0.01) that was prospectively defined by the U.S. Food and Drug Administration (FDA) during the Special Protocol Assessment process.
Remoxy, an investigational drug, is an abuse-deterrent version of long-acting oxycodone, a powerful painkiller available only by prescription. Remoxy is intended to meet the needs of physicians or pharmacists who appropriately prescribe or dispense long-acting oxycodone and who seek to minimize the risks of abuse, misuse or diversion.
The FDA has agreed in writing that a single Phase III pivotal study is needed to support the regulatory approval of Remoxy. As a result, Pain Therapeutics expects to file a New Drug Application for Remoxy in Q2 2008. If approved, Remoxy will be the first oxycodone on the market that is specifically designed to deter common methods of abuse.
“Preserving the safety and integrity of prescription drugs is always the right choice,” said Remi Barbier, Pain Therapeutics’ Chairman, President and Chief Executive Officer. “We pioneered the development of abuse-deterrent opioids to raise the bar on drug safety to a new level. We believe prescription drugs that minimize the risks of abuse, misuse or diversion can deliver peace of mind to physicians, pharmacists and patients in pain.”

Brian A. Markison, Chairman, President and CEO of King Pharmaceuticals, stated, “Opioid analgesics play a very important role in the effective management of moderate-to-severe pain. However, abuse and misuse of these medicines represents a major area of concern among healthcare professionals and patients.” Mr. Markison explained, “Data show that over 12 million Americans used prescription pain relievers for non-medical use in 2006, including approximately four percent of high school seniors.”
Mr. Markison concluded, “We are addressing this alarming public health issue by developing pain medicines that incorporate safe and appropriate means to discourage abuse and misuse. The successful completion of the pivotal Phase III study for Remoxy is particularly exciting, as it is the first of several abuse-deterrent opioid pain products which we plan to develop that are formulated to deter the inappropriate use of these drugs.”
Design of the Remoxy Phase III Study
This pivotal Phase III randomized, double-blinded, placebo-controlled, multi-center study was designed to evaluate the analgesic efficacy of twice-daily Remoxy versus placebo over a 12-week treatment period. The study randomized 412 male and female patients. All patients were diagnosed with osteoarthritis of the knee or hip, as evidenced by x-ray and clinical criteria of the American College of Rheumatology. Additionally, all patients had pain intensity scores corresponding to moderate-to-severe pain.
Following informed consent, wash-out and dose titration, patients were randomized (1:1) into a double-blinded treatment period (12 weeks). During treatment, patients received twice-daily Remoxy or matching placebo. The total drug dose per patient per day ranged from 10-80mg. Pain intensity scores were assessed on a Likert pain scale. Concomitant pain medications or rescue medications were not allowed at any point during the 12-week treatment period.
This Remoxy study received a Special Protocol Assessment (SPA) from the FDA. With an SPA, the study design, endpoints and statistical analyses needed to support approval were agreed upon by the FDA prior to initiating the study and are considered binding.
Results of the Remoxy Phase III Study
Pursuant to an SPA, the primary endpoint was defined as mean decrease in pain intensity scores between Remoxy and placebo during the 12-week treatment period. Top-line data indicates that the study achieved a statistically significant result in its primary endpoint (p<0.01). In addition, the study achieved statistically significant results in secondary endpoints such as Quality of Analgesia (p<0.01) and Global Assessment (p<0.01). No drug-related safety issues were noted in this study.
Conference Call With Dr. Lynn Webster, Principal Investigator
Pain Therapeutics’ management will host a conference call today with guest speaker Lynn R. Webster, MD, Medical Director, Lifetree Clinical Research & Pain Clinic, board certified in anesthesiology and pain management and addiction medicine.
The conference call will be today at 10:00 a.m. Eastern Time/7:00 a.m. PT. To participate, please dial 866-578-5784 (within the US) or 617-213-8056 (outside the US) fifteen minutes prior to the start of the call. The pass code is 6955-1199. A replay will also be available. To access the replay, please dial 888-286-8010 (within the U.S.) or 617-801-6888 (outside the U.S.) and enter pass code 37411813. A web cast of the conference call will also be available online at www.paintrials.com.

About Oxycodone Abuse
Please visit the U.S. Drug Enforcement Administration’s website for more information: http://www.deadiversion.usdoj.gov/drugs_concern/oxycodone/oxycodone.htm
About the Alliance Between King Pharmaceuticals and Pain Therapeutics
In 2005, King and Pain Therapeutics entered into a strategic alliance to develop and commercialize Remoxy and other opioid painkillers designed to deter common methods of abuse. Pain Therapeutics is substantially responsible for drug formulation, clinical development and regulatory filings for Remoxy and other opioid painkillers developed under this alliance. Upon regulatory approval, King will assume sole control and worldwide responsibility to exclusively commercialize Remoxy and the other opioid drugs that are part of the alliance. Remoxy and other opioid painkillers developed under this alliance are unique formulations of the patented Oradur™ platform technology licensed from Durect Corporation (NASDAQ:DRRX).
About Pain Therapeutics, Inc.
Pain Therapeutics is a biopharmaceutical company that develops novel drugs. We have four drug candidates in clinical programs, including Remoxy, Oxytrex™, PTI-202 and a novel radio-labeled monoclonal antibody to treat metastatic melanoma. We are also working on a new treatment for patients with hemophilia. The FDA has not yet evaluated the merits, safety or efficacy of our drug candidates. For more information, please visit www.paintrials.com.
About King Pharmaceuticals, Inc.
King, headquartered in Bristol, Tennessee, is a vertically integrated branded pharmaceutical company. King, an S&P 500 Index company, seeks to capitalize on opportunities in the pharmaceutical industry through the development, including through in-licensing arrangements and acquisitions, of novel branded prescription pharmaceutical products in attractive markets and the strategic acquisition of branded products that can benefit from focused promotion and marketing and product life-cycle management.
Forward-Looking Statements
This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). Pain Therapeutics, Inc. and King Pharmaceuticals, Inc. disclaim any intent or obligation to update these forward-looking statements, and claim the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, any statements relating to the timing of the expected filing of a New Drug Application for Remoxy with the U.S. Food and Drug Administration in 2008, and the potential benefits of the companies’ drug candidates. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of the Companies’ drug candidates, unexpected delays in the companies’ filing of a New Drug Application for Remoxy with the FDA, unexpected adverse side-effects or inadequate therapeutic efficacy of the Companies’ drug candidates that could slow or prevent product approval or market acceptance (including the risk that current and past results of clinical trials are not necessarily indicative of future results of clinical trials), the uncertainty of patent protection for the Companies’ intellectual property or trade secrets, the Companies’ ability to obtain additional financing if necessary and unanticipated research and development and other costs. For further information regarding these and other risks related to the Companies’ business, investors should consult the Companies’ filings with the U.S. Securities and Exchange Commission.